Exhibit 5.1

Borden Ladner Gervais LLP Bay Adelaide Centre, East Tower 22 Adelaide Street West Toronto, ON, Canada M5H 4E3 T 416.367.6000 F 416.367.6749 blg.com

July 22, 2020

Titan Medical Inc.
155 University Avenue, Suite 750
Toronto, Ontario
Canada M5H 3B7

Dear Sirs/Mesdames:

Re:	Titan Medical Inc. – Registration Statement on Form S-8

We have acted as Ontario legal counsel to Titan Medical Inc. (the “Corporation”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Act”), relating to the potential issuance and sale by the Corporation, from time to time, of up to 9,455,713 common shares of the Corporation (the “Shares”) issuable upon exercise of options (the “Options”) granted or issued under the Titan Medical Inc. Stock Option Plan effective July 15, 2020 (the “Plan”).

We have examined originals or copies, certified or otherwise to our satisfaction of such documents and considered such questions of law as we considered necessary as a basis for our opinion, including the Plan and resolutions of the board of directors of the Corporation approving the filing of the Registration Statement and the issuance of Shares upon the exercise of Options. In all such examinations, we have assumed (i) the genuineness of all signatures, the legal capacity of all individuals signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, whether facsimile, photostatic, electronic, certified or otherwise, and (ii) the truthfulness of all facts set forth in the public records and in certificates of public officials.

Our opinion herein is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based on and subject to the foregoing, and provided that all necessary corporate action has been taken by the Corporation to authorize each issuance of the Options and the issuance of Shares upon the due exercise of the Options in accordance with the terms and conditions of the Plan, we are of the opinion that upon issuance of Shares upon the valid exercise of Options in accordance with the terms of the Plan, including, in each case, receipt by the Corporation of payment in full for the Shares in respect of which such Options are exercised, as the case may be, such Shares will be validly issued as fully paid and non-assessable Shares.

We hereby consent to the use of our name in, and the filing of this opinion as an exhibit to, the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

 / s / Borden Ladner Gervais LLP